GAIN Capital Announces Monthly Metrics for November 2016

Bedminster, New Jersey (December 12, 2016) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of November 2016.

Retail Segment Metrics

•	OTC average daily volume[1] of $11.7 billion, an increase of 28.5% from October 2016 and 3.9% from November 2015.

•	OTC trading volume[1] of $257.0 billion, an increase of 34.7% from October 2016 and 8.9% from November 2015.

•	Active OTC accounts[2] of 131,134, a decrease of 0.1% from October 2016 and 11.9% from November 2015.

Institutional Segment Metrics

•	ECN average daily volume[1] of $10.3 billion, an increase of 18.9% from October 2016 and 61.9% from November 2015.

•	ECN volume[1] of $227.5 billion, an increase of 24.6% from October 2016 and 69.6% from November 2015.

•	Swap Dealer average daily volume[1] of $4.0 billion, an increase of 44.1% from October 2016 and 5.3% from November 2015.

•	Swap Dealer volume[1] of $88.2 billion, an increase of 50.9% from October 2016 and 10.3% from November 2015.

Futures Segment Metrics

•	Futures average daily contracts of 32,920, an increase of 16.4% from October 2016 and 16.0% from November 2015.

•	Futures contracts of 691,324, an increase of 16.4% from October 2016 and 21.8% from November 2015.

•	Active futures accounts[2] of 8,457, a decrease of 0.7% from October 2016 and 3.7% from November 2015.

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1 US dollar equivalent of notional amounts traded.
2Accounts that executed a transaction during the last 12 months.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com